Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

  and Stockholders

HQ Sustainable Maritime Industries, Inc.

  and Subsidiaries

Seattle, WA

We hereby consent to the incorporation by reference in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form S-3 of our report dated March 27, 2008, on the consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2007 and 2006, and consolidated statements of operations and cash flows for the years then ended which has been included in the Form 10-K, as amended, for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Rotenberg & Co., LLP
Rochester, New York
October 27, 2009